Exhibit 10.34

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and among

Atlas Energy Resources, LLC,

Atlas America, Inc.,

Atlas Energy Management, Inc.

and

Merger Sub, as defined herein

Dated as of April 27, 2009

(continued)

(continued)

(continued)

		Page

Section 10.8	Headings	48

Section 10.9	Jurisdiction	48

Section 10.10	Waiver of Jury Trial	48

Section 10.11	Specific Performance	48

Section 10.12	Scope of Representations and Warranties	48

Section 10.13	Survival	49

Section 10.14	Confidentiality	49

Section 10.15	Interpretation	49

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2009 (this “Agreement”), is entered into by and among ATLAS ENERGY RESOURCES, LLC, a Delaware limited liability company (“ATN”), ATLAS AMERICA, INC., a Delaware corporation (“Parent”), ATLAS ENERGY MANAGEMENT, INC., a Delaware corporation (“Atlas Energy Management”), and, from and after its accession to this Agreement in accordance with Section 2.1(b), the Delaware limited liability company to be formed as a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, including consummating the business combination provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into ATN (the “Merger”), with ATN surviving, such that following the Merger, ATN will be a wholly owned subsidiary of Parent; and

WHEREAS, the Parent Board has authorized Parent to consent to the adoption of this Agreement by Merger Sub in accordance with Section 2.1(b); and

WHEREAS, the ATN Special Committee (as defined herein), the members of which constitute a majority of the members of the ATN Conflicts Committee, has considered the transactions contemplated by this Agreement and, at a meeting duly called and held, has, by unanimous vote of all of its members, determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and ATN, and resolved to recommend that the full ATN Board (as defined below) adopt this Agreement, approve the transactions contemplated hereby, and recommend adoption and approval by the ATN Unitholders; and

WHEREAS, the Board of Directors of ATN (the “ATN Board”) has considered this Agreement and the transactions contemplated hereby and, at a meeting duly called and held, has, upon the recommendation of the ATN Special Committee and as more particularly described in Section 4.5(a), (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and ATN and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval by the ATN Unitholders; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, those other Persons that, directly or indirectly, control or are controlled by, or are under common control with, such Person; provided, however, that, for purposes of this Agreement, ATN and its Subsidiaries shall not be considered Affiliates of Parent and Parent and its Subsidiaries shall not be considered Affiliates of ATN, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Amended Operating Agreement” shall have the meaning set forth in Section 2.2(c).

“Atlas Energy Management” shall have the meaning set forth in the introductory paragraph of this Agreement.

“ATN” shall have the meaning set forth in the introductory paragraph of this Agreement.

“ATN Board” shall have the meaning set forth in the recitals to this Agreement.

“ATN Change in Recommendation” shall have the meaning set forth in Section 7.2(a).

“ATN Common Units” shall mean the common units representing membership interests of ATN having the rights and obligations specified with respect to ATN Common Units in the Operating Agreement.

“ATN Conflicts Committee” shall mean the “Conflicts Committee” as defined in the Operating Agreement.

“ATN Credit Agreement” shall mean the Credit Agreement, dated as of June 29, 2007, and the Loan Documents (as defined therein), as may be amended from time to time, among ATN, as Parent Guarantor, Atlas Energy Operating Company, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., BNP Paribas, Royal Bank of Canada, and UBS AG, Stamford Branch, as Co-Documentation Agents, and the lenders party thereto.

“ATN Director Designees” shall have the meaning set forth in Section 7.11.

“ATN Disclosure Schedule” shall mean the Disclosure Schedule delivered by ATN pursuant to Article IV.

“ATN Financial Advisor” shall have the meaning set forth in Section 4.5(b).

“ATN Long-Term Incentive Plan” shall mean the Amended and Restated Atlas Energy Resources Long-Term Incentive Plan, amended and restated as of January 14, 2009.

“ATN Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“ATN Meeting” shall have the meaning set forth in Section 7.2(a).

“ATN Permits” shall have the meaning set forth in Section 4.7(b).

“ATN Phantom Units” shall mean the phantom (notional) ATN Common Units granted under the ATN Long-Term Incentive Plan.

“ATN Recommendation” shall have the meaning set forth in Section 7.2(a).

“ATN Restricted Units” shall mean ATN Common Units that have been granted to employees, directors and consultants of ATN or its Subsidiaries under the ATN Long-Term Incentive Plan and are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

“ATN SEC Reports” shall have the meaning set forth in Section 4.8(a).

“ATN Special Committee” shall mean the Special Committee of the ATN Board, consisting solely of independent directors, which directors are also independent of Parent, formed to consider, among other things, the transactions contemplated by this Agreement.

“ATN Unit Options” shall mean all employee and director options to purchase ATN Common Units pursuant to awards granted under the ATN Long-Term Incentive Plan.

“ATN Unitholder Approval” shall have the meaning set forth in Section 8.2.

“ATN Unitholders” shall mean the holders of ATN Common Units and the holders of the Class A Units, taken together.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

“Certificate” shall have the meaning set forth in Section 3.1(e).

“Certificate of Merger” shall have the meaning set forth in Section 2.2(b).

“Charter Amendment” shall have the meaning set forth in Section 5.4(b).

“Claim” shall have the meaning set forth in Section 7.8(a).

“Class A Units” shall mean the Class A units representing membership interests of ATN having the rights and obligations specified with respect to such Class A Units in the Operating Agreement.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall have the meaning set forth in Section 7.7(b).

“Delaware LLC Act” shall mean the Delaware Limited Liability Company Act, as amended.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a). “Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).

“GAAP” shall have the meaning set forth in Section 4.1.

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality (including any self-regulatory organization), or any arbitrator in any case that has jurisdiction over ATN, Parent or Merger Sub, as the case may be, or any of their respective properties or assets.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Expenses” shall have the meaning set forth in Section 7.8(a).

“Indemnified Party” shall have the meaning set forth in Section 7.8(a).

“IRS” shall have the meaning set forth in Section 4.13(c).

“Joint Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Laws” shall mean federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Authorities.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Meeting” shall have the meaning set forth in Section 7.2(b).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Sub” shall have the meaning set forth in the introductory paragraph in this Agreement.

“MIIs” shall mean the Management Incentive Interests representing membership interests of ATN having the rights and obligations specified with respect to the Management Incentive Interests in the Operating Agreement.

“NASDAQ” shall mean NASDAQ Stock Market LLC.

“NYSE” shall mean the New York Stock Exchange.

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of ATN, dated as of December 18, 2006, as amended.

“Parent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Parent Board” shall have the meaning set forth in the recitals to this Agreement.

“Parent Change in Recommendation” shall have the meaning set forth in Section 7.2(b).

“Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” shall mean the Disclosure Schedule delivered by Parent pursuant to Article V.

“Parent Financial Advisor” shall have the meaning set forth in Section 5.5(b).

“Parent Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Parent Meeting” shall have the meaning set forth in Section 7.2(b).

“Parent Permits” shall have the meaning set forth in Section 5.7(b).

“Parent Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“Parent Recommendation” shall have the meaning set forth in Section 7.2(b).

“Parent Restricted Stock” shall mean shares of Parent Common Stock that have been granted to employees, directors and consultants of Parent or its Subsidiaries under an employee benefit plan and are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

“Parent SEC Reports” shall have the meaning set forth in Section 5.8(a).

“Parent Stockholder Approval” shall have the meaning set forth in Section 8.1.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Registration Statement” shall have the meaning set forth in Section 7.3(a).

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 6.2 Subsidiaries” shall have the meaning set forth in Section 6.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Issuance” shall mean the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that for purposes of this Agreement (other than in the definition of Parent Material Adverse Effect), ATN and its Subsidiaries shall not be deemed to be Subsidiaries of Parent.

“Surviving Entity” shall have the meaning set forth in Section 2.2(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property, transfer, real property transfer or other taxes, custom duties or other similar assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” shall have the meaning set forth in Section 4.13(a).

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Treasury Units” shall mean ATN Common Units owned by ATN or any of its Subsidiaries at the Effective Time.

“Unaffiliated Unitholders” shall mean the holders of ATN Common Units, other than Parent and its Affiliates, and the officers and directors of Parent and the officers and directors of ATN.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1   Formation of Merger Sub; Accession.

(a)           Reasonably promptly after the date hereof, and in any event within six (6) Business Days after the date hereof, Parent shall form Merger Sub.  Parent shall own 100 percent of the outstanding equity interests of Merger Sub.

(b)           Promptly after forming Merger Sub, (x) Parent, as the sole member of Merger Sub, shall approve and adopt this Agreement and (y) Parent shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its formation. Prior to the Effective Time, Parent shall take such actions as are reasonably necessary to cause the board of directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement.

Section 2.2    The Merger.

(a)           The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into ATN, the separate existence of Merger Sub shall cease and ATN shall survive and continue to exist as a Delaware limited liability company (ATN, as the surviving limited liability company in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, ATN will be a wholly owned subsidiary of Parent.

(b)           Effectiveness and Effects of the Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the Delaware LLC Act.  The Merger shall have the effects prescribed in the Delaware LLC Act.

(c)           Operating Agreement.  At the Effective Time, the Operating Agreement will be amended to be substantially in such form as determined by Parent (the “Amended Operating Agreement”); provided that the provisions related to exculpation and indemnification shall remain the same as in effect as of the date of this Agreement in accordance with Section 7.8(c).

(d)           Directors of the Surviving Entity.  The individuals who are the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Amended Operating Agreement of the Surviving Entity.

(e)           Officers of the Surviving Entity.  The officers of ATN immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Amended Operating Agreement of the Surviving Entity.

(f)           Partnership Status.  Immediately following the Effective Time, ATN will continue to be a partnership for U.S. federal income tax purposes, and toward that end Parent will continue to hold the ATN Common Units and Atlas Energy Management will continue to hold the Class A Units and MIIs held by Parent and Atlas Energy Management, as applicable, immediately prior to the Effective Time, in each case subject to the terms and conditions of the Amended Operating Agreement.

Section 2.3    Closing.  Subject to the satisfaction or waiver of the conditions as set forth in Article VIII in accordance with this Agreement, the filing of the Certificate of Merger with the Delaware Secretary of State and the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which all of the conditions set forth in Article VIII (other than those that by their nature are to be satisfied by actions taken at Closing, but subject to their satisfaction or waiver) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing of the transactions contemplated by this Agreement shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration.  Subject to the provisions of this Agreement:

(a)           By virtue of the Merger and without any action by Parent, at the Effective Time each ATN Common Unit issued and outstanding immediately prior to the Effective Time (other than Treasury Units and ATN Common Units held by Parent or its Subsidiaries (including Atlas Energy Management)), including ATN Restricted Units in accordance with Section 3.6(b), shall be converted into the right to receive 1.16 shares of Parent Common Stock (the “Exchange Ratio”).  The number of shares of Parent Common Stock issued pursuant to this Section 3.1(a) shall be referred to herein as the “Merger Consideration.”

(b)           By virtue of the Merger, all of the membership interests of Merger Sub outstanding immediately prior to the Effective Time shall be cancelled.

(c)           By virtue of the Merger, each Treasury Unit outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled without payment of any consideration therefor, and no shares of capital stock of Parent or other consideration shall be delivered in exchange therefore.

(d)           Each Class A Unit and each MII held by Atlas Energy Management immediately prior to the Effective Time, and each ATN Common Unit held by Parent or its Subsidiaries immediately prior to the Effective Time will continue to be held by Atlas Energy Management and Parent or its Subsidiaries, as applicable, after the Effective Time.

(e)           All ATN Common Units (other than ATN Common Units held by Parent), when converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist.  Each holder of a certificate (a “Certificate”) previously representing any such ATN Common Units shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.2(d), in each case to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.2.

Section 3.2    Exchange of Certificates.

(a)           Exchange Agent; Deposit of Consideration.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to ATN, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.  At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited the shares of Parent Common Stock to be issued as Merger Consideration with the Exchange Agent, for the benefit of the holders of ATN Common Units and which shall be used to make all deliveries of shares of Parent Common Stock as required by and pursuant to this Article III.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.2(d).  Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for any fractional shares of Parent Common Stock in accordance with Section 3.2(d)) shall hereinafter be referred to as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid for ATN Common Units pursuant to this Agreement, through the Merger, out of the Exchange Fund.  Except as contemplated by this Section 3.2, the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Parent and ATN prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the ATN Common Units represented by such Certificates.  Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor (A) at Parent’s election either (i) certificate(s) evidencing shares of Parent Common Stock or (ii) evidence of shares in book-entry form representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all ATN Common Units then held by such holder) and (B) a check in the amount equal the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.2(d).  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.  In the event of a transfer of ownership of ATN Common Units that is not registered in the transfer records of ATN, the Merger Consideration payable in respect of such ATN Common Units may be paid to a transferee if the Certificate representing such ATN Common Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without interest payable in respect of the ATN Common Units represented by such Certificate and any distributions to which such holder is entitled pursuant to Section 3.3.

(c)           No Further Rights in ATN Common Units.  The Merger Consideration delivered or issued, as the case may be, in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(d) or Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such ATN Common Units.

(d)           Fractional Shares of Parent Common Stock.  No certificates or scrip of the shares of Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock.  Notwithstanding any other provision of this Agreement, each holder of ATN Common Units (including ATN Restricted Units) exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the shares of Parent Common Stock on NASDAQ as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to this Article III.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and it shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.  No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a shareholder of Parent.

(e)           Termination of Exchange Fund with Respect to Merger.  Any portion of the Exchange Fund constituting shares of Parent Common Stock that remains undistributed to the holders of ATN Common Units in the Merger after 180 days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery, any former holders of ATN Common Units who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in the Merger in respect of such ATN Common Units, and any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(d), without any interest thereon.  Any amounts remaining unclaimed by holders of ATN Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent or ATN, as the case may be, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)           No Liability.  None of Parent, ATN or the Surviving Entity shall be liable to any holder of ATN Common Units for any shares of Parent Common Stock (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ATN or Parent, the posting by such Person of a bond, in such reasonable amount as ATN or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the ATN Common Units represented by such lost, stolen or destroyed Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3.

(h)           Withholding.  Each of ATN, Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of ATN Common Units such amounts as ATN, Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of ATN Common Units in respect of whom such deduction and withholding was made by ATN, Parent, the Surviving Entity or the Exchange Agent, as the case may be.

Section 3.3    Rights As Unitholders; Unit Transfers.  From and after the Effective Time, holders of ATN Common Units shall cease to be, and shall have no rights as, members of ATN, and shall have no rights in respect of ATN Common Units, other than the right to receive (a) any dividend or other distribution with respect to such ATN Common Units with a record date occurring prior to the Effective Time that may have been declared or made by ATN on such ATN Common Units in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time and (b) the consideration provided under this Article III.  After the Effective Time, there shall be no transfers on the unit transfer books of the ATN Common Units.

Section 3.4    Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to the Parent Common Stock or the ATN Common Units, the number of shares of Parent Common Stock to be issued in the Merger, the average closing sales prices of the shares of Parent Common Stock determined in accordance with Section 3.2(d) and the Exchange Ratio will be correspondingly adjusted.

Section 3.5    Options, Phantom Units and Restricted Units.

(a)           At the Effective Time, automatically and without any action on the part of the holder thereof, Parent will assume each outstanding ATN Unit Option, and such ATN Unit Option will become an option (i) to purchase that number of shares of Parent Common Stock (calculated on an aggregate basis and rounded down to the nearest whole share of Parent Common Stock) obtained by multiplying the number of ATN Common Units issuable upon the exercise of such ATN Unit Option by the Exchange Ratio, (ii) at an exercise price per share (calculated on an aggregate basis and rounded up to the nearest whole penny) equal to the per share exercise price of such ATN Unit Option divided by the Exchange Ratio, and (iii) otherwise upon the same terms and conditions as such outstanding ATN Unit Options; provided, however, that the exercise price and the number of shares purchasable pursuant to such ATN Unit Option and the terms and conditions of exercise of such ATN Unit Option will not be treated by Parent or ATN as the grant of a new stock right or a change in the form of payment within the meaning of Section 409A of the Code and the rules and regulations thereunder.

(b)           At the Effective Time, each outstanding grant of ATN Phantom Units shall be assumed by Parent and converted into a grant of phantom units denominated in that number of shares of Parent Common Stock equal to the number of ATN Common Units to which such grant of ATN Phantom Units was subject at the time of such assumption multiplied by the Exchange Ratio.  At the Effective Time, all outstanding ATN Restricted Units heretofore granted shall be converted pursuant to Section 3.1(a), at the Exchange Ratio, into Parent Restricted Stock.  Any fractional share of Parent Restricted Stock, and any fractional Parent phantom unit, shall be rounded up to the nearest whole share of Parent Common Stock.  Each share of Parent Common Stock and each Parent phantom unit in respect of which an ATN Restricted Unit or ATN Phantom Unit, respectively, was so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are the same as those of the applicable ATN Restricted Unit or ATN Phantom Unit.  Promptly after the Effective Time, Parent will provide each holder of ATN Restricted Units and ATN Phantom Units with a notice describing the assumption and conversion of such awards.

(c)           With the exception of those Persons who hold ATN Unit Options, ATN Restricted Units and ATN Phantom Units, no Person shall have any right under any plan, program, agreement or arrangement with respect to ATN Common Units, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits or compensation measured by the value of a number of ATN Common Units at and after the Effective Time.

(d)           Parent will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Stock Options, and vesting of Parent phantom units, in respect of the ATN Unit Options and ATN Phantom Units that Parent assumes under Sections 3.6(a) and 3.6(b).

(e)           On or prior to the 30th day following the Effective Time, Parent will file (or will have filed) a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to ATN Unit Options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for as long as such options remain outstanding.

(f)           Parent will either, at its option, (i) provide for the grant of assumed and converted equity compensation awards described above in this Section 3.6 under equity compensation plans of Parent, or (ii) assume, as of the Effective Time, the ATN Long-Term Incentive Plan, and provide for the grant or continuation of such awards thereunder.  Upon assumption of such plans, such amendments thereto as may be required to reflect the Merger and the requirements of Section 3.6(a) will be deemed to have been made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ATN

ATN hereby represents and warrants to Parent and Merger Sub that, except as otherwise set forth (i) in ATN’s Disclosure Schedules to this Agreement (the “ATN Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the ATN Disclosure Schedule shall also be deemed to be disclosed with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face) or (ii) in the ATN SEC Reports (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed with the SEC prior to the date of this Agreement:

Section 4.1    Organization and Qualification.  ATN is a limited liability company duly organized and validly existing in good standing under the Laws of the State of Delaware.  ATN has the requisite limited liability power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an ATN Material Adverse Effect (as defined below).  When used in connection with ATN or any of its Subsidiaries, the term “ATN Material Adverse Effect” shall mean any state of facts, circumstance, change or effect that is materially adverse to the business, financial condition or results of operations of ATN and its Subsidiaries, taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, an ATN Material Adverse Effect:  (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect ATN in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as ATN; (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect ATN in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as ATN; (iii) changes in Laws or U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof, except to the extent that such changes affect ATN in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as ATN; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by ATN to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether an ATN Material Adverse Effect has occurred); (vi) the downgrade in rating of any debt securities of ATN by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings (provided that the underlying causes of any such downgrade may be considered in determining whether an ATN Material Adverse Effect has occurred); (vii) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that Parent, in its capacity as a party to this Agreement and not in any other capacity with respect to ATN or Atlas Energy Management, has requested or to which Parent has consented; or (viii) changes in the price or trading volume of the ATN Common Units (provided that the underlying causes of any such changes may be considered in determining whether an ATN Material Adverse Effect has occurred).

Section 4.2    Subsidiaries.  Each Subsidiary of ATN (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have an ATN Material Adverse Effect.  Other than with respect to ATN’s Subsidiaries, ATN does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to ATN.  All of ATN’s equity interests in its Subsidiaries, whether directly or indirectly owned, are held free and clear of any Lien (other than in favor of ATN or any of its Subsidiaries), no equity interests of any of ATN’s Subsidiaries are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which any of ATN’s Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, there are no contracts, commitments, understandings, or arrangements relating to ATN’s rights to vote or to dispose of such equity interests, and all of the equity interests of each such Subsidiary held by ATN or its Subsidiaries are fully paid and nonassessable and are owned by ATN or its Subsidiaries free and clear of any Liens.

Section 4.3    Capitalization.

(a)           As of March 31, 2009, there were 63,381,249 ATN Common Units issued and outstanding (46,905 of which were ATN Restricted Units), and all of such ATN Common Units and the member interests represented thereby were duly authorized and validly issued in accordance with the Operating Agreement and are fully paid (to the extent required under the Operating Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).  As of March 31, 2009, Atlas Energy Management owned 1,293,496 Class A Units, representing all of the issued and outstanding Class A Units and a 2% equity interest in ATN, and all of the MIIs, and such Class A Units and MIIs were duly authorized and validly issued in accordance with the Operating Agreement.

(b)           As of the date hereof, there are no interests of ATN’s equity securities authorized and reserved for issuance, ATN does not have any Rights issued or outstanding with respect to its equity securities, and ATN does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.  Since December 31, 2008, ATN has not issued any interests of ATN’s equity securities or Rights in respect thereof or reserved any interests of ATN’s equity securities for such purposes except pursuant to plans or commitments set forth in Section 4.3(b) of the ATN Disclosure Schedule.  There are no outstanding contractual obligations of ATN or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of ATN or any of its Subsidiaries.

(c)           The number of ATN Common Units that are issuable and reserved for issuance upon exercise of ATN Unit Options and the vesting of ATN Phantom Units as of the date hereof are set forth in Section 4.3(c) of the ATN Disclosure Schedule.

(d)           Other than with respect to the ATN Long-Term Incentive Plan, neither ATN nor any of its Subsidiaries, (i) sponsors, maintains, directly contributes or is obligated to directly contribute to, any Benefit Plan for the benefit of any employee, former employee, director or former director of ATN or any of its Subsidiaries or (ii) otherwise provides or is obligated to provide benefits to any current, former or future employee, officer or director of ATN or any of its Subsidiaries or to any beneficiary or dependent thereof under any Benefit Plan.  For purposes of the foregoing, a “Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar material plan, program, agreement or commitment, whether written or unwritten; provided, however, that “Benefit Plan” shall not include any employee benefit plan that is sponsored by Parent.

Section 4.4    Authority; Due Authorization; Binding Agreement; Approval.

(a)           ATN has all requisite limited liability power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the ATN Unitholders and the Class A Units, to the extent required by the Operating Agreement and applicable Law.

(b)           The execution, delivery and performance of this Agreement by ATN and the consummation by ATN of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability action on the part of ATN (other than receipt of the ATN Unitholder Approval and the filing of appropriate merger documents as required by the Delaware LLC Act).

(c)           This Agreement has been duly executed and delivered by ATN and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of ATN, enforceable against ATN in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

Section 4.5    ATN Board Recommendation; Opinion of ATN Financial Advisor.

(a)           At a meeting duly called and held, the ATN Special Committee, the members of which constitute a majority of the members of the ATN Conflicts Committee, determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and ATN, and resolved to recommend that the full ATN Board adopt this Agreement, approve the transactions contemplated hereby, and recommend the adoption of this Agreement and approval of the transactions contemplated hereby by the ATN Unitholders.  At a meeting duly called and held, the ATN Board ((x) by unanimous vote of all of its members, other than Edward Cohen, Jonathan Cohen, Bruce Wolf and Richard Weber, who recused themselves, and (y) separately by the unanimous approval of all of the independent members of the ATN Board, with Bruce Wolf and Richard Weber present and abstaining from the vote), upon the recommendation of the ATN Special Committee, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and ATN and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval by the ATN Unitholders.  The approval of the members of the Special Committee, which members constitute a majority of the members of the ATN Conflicts Committee, constitutes approval of a majority of the members of the ATN Conflicts Committee.

(b)           UBS Securities LLC (the “ATN Financial Advisor”) has orally delivered to the ATN Special Committee its opinion, the written form of which, dated the same date, to be delivered subsequently, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of ATN Common Units (other than as set forth in such opinion).  A copy of such opinion shall be provided to Parent, solely for informational purposes, promptly following its delivery in written form to the ATN Special Committee.

Section 4.6    No Violation; Consents.

(a)           The execution and delivery of this Agreement by ATN does not, and the consummation by ATN of the transactions contemplated hereby will not (i) violate the Operating Agreement (assuming that the ATN Unitholder Approval is obtained), (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which ATN or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that, to the extent required by applicable Law, the adoption of this Agreement by the affirmative vote of ATN Unitholders is obtained) violate any Law applicable to ATN or any of its Subsidiaries or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of ATN or its Subsidiaries pursuant to the agreements and instruments referred to in clause (ii) or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clause (ii), (iii), (iv) or (v), for such conflicts, breaches, violations, defaults, Liens or subjection, that would not, individually or in the aggregate, have an ATN Material Adverse Effect.

(b)           Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and (B) the NYSE and NASDAQ, (iii) filing or recordation of the Certificate of Merger or other appropriate documents as required by the Delaware LLC Act or applicable Law of other states in which ATN is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have an ATN Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by ATN for the execution and delivery by ATN of this Agreement or the consummation by ATN of the transactions contemplated hereby.

Section 4.7    Compliance.

(a)           Neither ATN nor any of its Subsidiaries is in (i) violation of the Operating Agreement, its certificate of formation or other equivalent governing documents, as applicable; (ii) violation of any applicable Law, except that no representation or warranty is made in this Section 4.7 with respect to Laws relating to Tax, which are addressed exclusively in Sections 4.13; or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which ATN or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound; except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have an ATN Material Adverse Effect.

(b)           Except as would not have, individually or in the aggregate, an ATN Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the ATN SEC Reports filed prior to the date hereof, as of the date hereof, (i) ATN and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for ATN and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “ATN Permits”), (ii) all ATN Permits are in full force and effect, (iii) no suspension or cancellation of any of the ATN Permits is pending or, to the knowledge of ATN, threatened, (iv) ATN and its Subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any ATN Permit and (v) to the knowledge of ATN, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any ATN Permit (in each case, with or without notice or lapse of time or both).

Section 4.8    SEC Filings; Financial Statements.

(a)           ATN has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “ATN SEC Reports”).  As of their respective dates, (i) the ATN SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the ATN SEC Reports, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No ATN Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b)           The historical financial statements of ATN, together with the related schedules and notes thereto, included in ATN SEC Reports present fairly, in all material respects, the consolidated financial position of ATN and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of ATN and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, in all material respects, except as noted therein.

Section 4.9    No Undisclosed Liabilities.  Except (i) as reflected or reserved against in ATN’s consolidated balance sheet (or notes thereto) as of December 31, 2008 included in its Annual Report on Form 10-K for the year ended December 31, 2008, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, and (iii) for liabilities and obligations incurred since December 31, 2008 in the ordinary course of business consistent with past practice, neither ATN nor any Subsidiary of ATN has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet (or notes thereto) that would have, individually or in the aggregate, an ATN Material Adverse Effect.

Section 4.10    Absence of Certain Changes or Events.  Since December 31, 2008, except as contemplated by this Agreement or disclosed in the ATN SEC Reports filed prior to the date hereof, ATN has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, an ATN Material Adverse Effect, (ii) through the date of this Agreement, any change by ATN in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of ATN and its consolidated Subsidiaries, except insofar as may have been required by a change in GAAP (iii) through the date of this Agreement, any change or revocation or filing of any material Tax election or any settlement or compromise of any material Tax liability; or (iv) through the date of this Agreement, any declaration, setting aside or payment of any dividend or distribution in respect of any equity interests of ATN or any redemption, purchase or other acquisition for value of any of its equity interests, other than regular quarterly cash distributions of Available Cash (as defined in the Operating Agreement) on the ATN Common Units, the Class A Units and the MIIs of ATN in the ordinary course of business.

Section 4.11   Litigation.  Except with respect to Tax matters, which are addressed exclusively in Section 4.13, there is no action, suit or proceeding before or by any Governmental Authority now pending, or, to the knowledge of ATN, threatened, against ATN or any of its Subsidiaries that would have an ATN Material Adverse Effect.

Section 4.12   Proxy Statement.  None of the information to be supplied by ATN for inclusion in (a) the Joint Proxy Statement to be filed by ATN and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement, at the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to ATN Unitholders and Parent stockholders, at the time of the ATN Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.13   Taxes.  Except as would not have, individually or in the aggregate, an ATN Material Adverse Effect:

(a)           Each of ATN, its Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed in respect of any Taxes, and has timely paid all Taxes whether or not shown by such Tax Returns to be due and payable.

(b)           Each of ATN and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes that have accrued but that are not yet due and payable through the date hereof, and complied in all respects with all applicable Laws relating to the payment and withholding of Taxes.

(c)           Section 4.13 of the ATN Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of ATN and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or otherwise closed.  All deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or are being contested in good faith and are adequately provided for in ATN’s most recent audited financial statements.  Except as provided for in the ATN SEC Reports filed prior to the date hereof, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which ATN or any of its Subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against ATN or any of its Subsidiaries with respect to any period.

(d)           Neither ATN nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which ATN or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax Law that relates to ATN or any of its Subsidiaries.

(e)           Neither ATN nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f)           Neither ATN nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)           ATN qualifies, and has since the date of its formation qualified, to be treated as a partnership for federal, state and local income tax purposes, and ATN has not taken a position inconsistent with such treatment with regard to any Tax.

(h)           Each Subsidiary of ATN qualifies, and has since the date of its formation qualified, to be treated either as an entity disregarded from its owner or as a partnership for federal, state and local income tax purposes, and none of any such Subsidiary or ATN has taken a position inconsistent with such treatment with regard to any Tax.

(i)           Neither ATN nor any of its Subsidiaries has any liability in respect of Taxes arising by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any similar provision of Law) or otherwise.

Section 4.14   Brokers; Transaction Fees.  No broker, finder or investment banker (other than the ATN Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ATN.

Section 4.15   Quarterly Distribution.  With respect to the quarter ended March 31, 2009, the ATN Board has, in accordance with the Operating Agreement, made such determinations (including as to Available Cash (as defined in the Operating Agreement) and cash reserves and other deductions to Available Cash) such that ATN shall not, and shall not permit any of its Subsidiaries (except for upstream distributions to ATN made by such Subsidiaries or, with respect to any of ATN’s Subsidiaries that are not wholly owned, distributions to any third party required pursuant to any contractual or fiduciary duty or obligation) to, declare, set aside, make or pay any dividend or other distribution, payable in cash, units, property or otherwise, with respect to any of its equity interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby (and with respect to Section 5.17 only, Atlas Energy Management) represents and warrants to ATN that, except as otherwise set forth (i) in Parent’s Disclosure Schedule to this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed to be disclosed with respect to any other section of this Article V to which the relevance of such item is reasonably apparent on its face) or (ii) in the Parent SEC Reports (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed with the SEC prior to the date of this Agreement:

Section 5.1    Organization and Qualification.  Parent is a corporation duly incorporated and validly existing in good standing under the Laws of the State of Delaware.  Parent has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below).  When used in connection with Parent or any of its Subsidiaries, the term “Parent Material Adverse Effect” shall mean any state of facts, circumstance, change or effect that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries (including ATN and its Subsidiaries), taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, a Parent Material Adverse Effect:  (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect Parent in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Parent; (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect Parent in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Parent; provided, however, that the bankruptcy of Parent shall be considered to be a Parent Material Adverse Effect; (iii) changes in Laws or GAAP or interpretations thereof, except to the extent that such changes affect Parent in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Parent; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by Parent to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether a Parent Material Adverse Effect has occurred); (vi) the downgrade in rating of any debt securities of Parent by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings (provided that the underlying causes of any such downgrade may be considered in determining whether a Parent Material Adverse Effect has occurred); (vii) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that ATN has requested or to which ATN has consented; or (viii) changes in the price or trading volume of Parent’s stock (provided that the underlying causes of any such changes may be considered in determining whether a Parent Material Adverse Effect has occurred).

Section 5.2    Subsidiaries.  Each Subsidiary of Parent (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Other than with respect to Parent’s Subsidiaries, Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Parent.  Except as set forth in Section 5.2 of the Parent Disclosure Schedule, all of the equity interests Parent owns in each of its Subsidiaries, whether directly or through Parent’s Subsidiaries, are held free and clear of any Lien (other than in favor of Parent or any of its Subsidiaries), no equity interests of any of Parent’s Subsidiaries are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which any of Parent’s Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, there are no contracts, commitments, understandings, or arrangements relating to Parent’s rights to vote or to dispose of such equity interests, and all of the equity interests of each such Subsidiary held by Parent or its Subsidiaries are fully paid and nonassessable and are owned by Parent or its Subsidiaries free and clear of any Liens.

Section 5.3    Capitalization.

(a)           The authorized capital stock of Parent consists of 49,000,000 shares of common stock, par value $0.01 per share of Parent (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As of April 20, 2009, (i) 39,412,758 shares of Parent Common Stock were issued and outstanding (including, for the avoidance of doubt, shares of Parent Common Stock in the form of restricted stock issued pursuant to employee benefit plans of Parent), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent, (ii) options to purchase an aggregate of 3,725,313 shares of Parent Common Stock were issued and outstanding and (iii) no shares of Parent Preferred Stock were issued and outstanding.

(b)           As of the date hereof, except as set forth in Section 5.3(b) of the Parent Disclosure Schedule, there are no interests of Parent’s equity securities authorized and reserved for issuance, Parent does not have any Rights issued or outstanding with respect to its equity securities, and Parent does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.  Since December 31, 2008, Parent has not issued any interests of Parent’s equity securities or rights in respect thereof or reserved any interests of Parent’s equity securities for such purposes except pursuant to plans or commitments set forth in Section 5.3(b) of the Parent Disclosure Schedule.  There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of Parent or any of its Subsidiaries.

Section 5.4    Authority; Due Authorization; Binding Agreement.

(a)           Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby by Parent has been duly and validly authorized by all requisite corporate action on the part of Parent (other than, with respect to the Stock Issuance, the approval of the Stock Issuance by the affirmative vote of Parent Stockholders, to the extent required by applicable Law, with respect to the adoption of the Amended and Restated Certificate of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock (the “Charter Amendment”), the adoption of the Charter Amendment by the affirmative vote of a majority of the outstanding shares of Parent Common Stock and the subsequent filing of the Charter Amendment with the Secretary of State of the State of Delaware, and the filing of appropriate merger documents as required by the Delaware LLC Act).

(c)           This Agreement has been duly executed and delivered Parent and, assuming the due authorization, execution and delivery hereof by ATN, constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

Section 5.5    Parent Board Recommendation; Opinion of Parent Financial Advisor.

(a)           At a meeting duly called and held, the Parent Board determined that this Agreement and the transactions contemplated hereby, including the Stock Issuance and the Charter Amendment, are advisable, fair to, and in the best interests of, Parent and its stockholders, and recommended that the Parent Board approve this Agreement and the transactions contemplated hereby and recommend to the stockholders of Parent that they approve the Stock Issuance and adopt the Charter Amendment; and

(b)           J.P. Morgan Securities Inc. (“Parent Financial Advisor”) has delivered to the Parent Board its opinion, to be delivered subsequently in writing, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.  A copy of such opinion shall be provided to the ATN Special Committee, solely for informational purposes, promptly following its delivery in written form to the Parent Board.

Section 5.6    No Violation; Consents.

(a)           The execution and delivery of this Agreement by Parent does not, and consummation by Parent of the transactions contemplated hereby will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 5.6(b) are duly and timely made or obtained and that, to the extent required by applicable Law, the adoption of Stock Issuance by the affirmative vote of the Parent Stockholders is obtained) violate any Law applicable to Parent any of its Subsidiaries or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of Parent or any of its Subsidiaries pursuant to the agreements and instruments referred to in clause (ii) or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clause (ii), (iii), (iv) or (v), for such conflicts, breaches, violations, defaults, Liens, or subjection, that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S.  state or federal securities Laws and (B) the NYSE and NASDAQ, (iii) filing or recordation of merger or other appropriate documents as required by the Delaware LLC Act or applicable Law of other states in which Parent or Merger Sub is qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Parent Material Adverse Effect, except as otherwise set forth on Section 5.6(b) of the Parent Disclosure Schedule, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

Section 5.7    Compliance.

(a)           Neither Parent nor any of its Subsidiaries is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable Law, except that no representation or warranty is made in this Section 5.7 with respect to Laws relating to Tax, which are addressed exclusively in Sections 5.13, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)           Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Parent SEC Reports filed prior to the date hereof, as of the date hereof, (i) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), (ii) all Parent Permits are in full force and effect, (iii) no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, (iv) Parent and its Subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any Parent Permit and (v) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 5.8     SEC Filings; Financial Statements.

(a)           Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”).  As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Parent Subsidiary, other than Atlas Pipeline Partners, L.P. and Atlas Pipeline Holdings, L.P., is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b)           The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, in all material respects, except as noted therein.

Section 5.9     No Undisclosed Liabilities.  Except (i) as reflected or reserved against in Parent’s consolidated balance sheet (or notes thereto) as of December 31, 2008 included in its Annual Report on Form 10-K for the year ended December 31, 2008, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, and (iii) for liabilities and obligations incurred since December 31, 2008 in the ordinary course of business consistent with past practice, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet (or notes thereto) that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10   Absence of Certain Changes or Events.  Since December 31, 2008, except as contemplated by this Agreement or disclosed in the Parent SEC Reports filed prior to the date hereof, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) through the date of this Agreement, any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) through the date of this Agreement, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular dividends.

Section 5.11   Litigation.  Except with respect to Tax matters, which are addressed exclusively in Section 5.13, there is no action, suit or proceeding before or by any Governmental Authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would have a Parent Material Adverse Effect.

Section 5.12   Proxy Statement.  None of the information to be supplied by Parent for inclusion in (a) the Joint Proxy Statement to be filed by ATN and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement, at the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to ATN Unitholders and Parent stockholders, at the time of the ATN Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.13   Taxes.  Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          Each of Parent, its Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Tax Returns required to be filed in respect of any Taxes, and has timely paid all Taxes whether or not shown by such Tax Returns to be due and payable.

(b)          Each of Parent and its Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes that have accrued but that are not yet due and payable through the date hereof, and complied in all respects with all applicable Laws relating to the payment and withholding of Taxes.

(c)          Section 5.13 of the Parent Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its Subsidiaries have been examined by the IRS or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or are being contested in good faith and are adequately provided for in Parent’s most recent audited financial statements.  Except as provided for in the Parent SEC Reports filed prior to the date hereof, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its Subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries with respect to any period.

(d)          Neither Parent nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax Law that relates to Parent or any of its Subsidiaries.

(e)          Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f)           Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)           Neither Parent nor any of its Subsidiaries has any liability in respect of Taxes arising by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any similar provision of Law) or otherwise.

Section 5.14   Commitments. As of April 23, 2009, Parent has at least $72 million of cash and cash equivalents.  From April 23, 2009 to the date hereof, Parent has made no exenditures of any portion of such $72 million other than expenditures that would not be prohibited by Section 6.2 hereof.  Except as set forth in Section 5.14 of the Parent Disclosure Schedule, as of the date hereof, or as permitted to be committed or expended by Parent pursuant to Sections 6.2(b), (c) and (d) of this Agreement, none of Parent or any of its Subsidiaries has any plan or commitment to expend such $72 million of cash or cash equivalents.

Section 5.15   Brokers.  No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent for which ATN or any of its Subsidiaries or unitholders will be liable.

Section 5.16   Representations Regarding Merger Sub.

(a)           Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, from its formation to the Effective Time, shall have engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby;

(b)           Upon Merger Sub becoming a party to this Agreement, Merger Sub will be deemed to have made the same representations set forth in Sections 5.1, 5.4 and 5.6, modified only to reflect that Merger Sub will be a limited liability company organized under the laws of the State of Delaware; and

(c)           Following the formation of Merger Sub until the Effective Time, Parent shall own 100 percent of the outstanding equity interests of Merger Sub.

Section 5.17   Representations of Atlas Energy Management.  Atlas Energy Management hereby makes the same representations set forth in Sections 5.1, 5.4 and 5.6, modified only to reflect that Atlas Energy Management is a corporation organized under the laws of the State of Delaware.

ARTICLE VI

ACTIONS PENDING MERGER

Section 6.1     Conduct of ATN Business.  ATN covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the Parent, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the Disclosure Schedules, (iii) for transactions between or among ATN and its wholly-owned Subsidiaries or (iv) as may be required under applicable Law:

(a)           the respective businesses of ATN and its Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b)           except in the ordinary course of business and consistent with past practice and not in excess of $50,000,000 in the aggregate per quarter, ATN shall not, and shall not permit its Subsidiaries to, (i) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice); or (ii) make any capital contribution or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances;

(c)           ATN shall not amend or otherwise change its certificate of formation or the Operating Agreement;

(d)           ATN shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of any class of ATN or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, of ATN or any of its Subsidiaries (except in accordance with the terms of securities or equity compensation awards outstanding on the date hereof);

(e)           ATN shall not, and shall not permit any of its Subsidiaries to, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, units, property or otherwise, with respect to any of its equity interests or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(f)           ATN shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(g)           ATN shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (h) below), except in accordance with changes in GAAP as concurred to by ATN’s independent auditors;

(h)           ATN shall not, and shall not permit any of its Subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(i)           except in the ordinary course of business and consistent with past practice, ATN shall not (A) grant to any current or former director or officer of ATN any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except to the extent required under any ATN employee benefit plan as in effect as of the date hereof, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent required under any ATN employee benefit plan as in effect as of the date hereof, or (C) enter into or adopt any material employee benefit plan or amend in any material respect any employee benefit plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable Laws (including Section 409A of the Code); and

(j)           ATN shall not and shall not permit any of its Subsidiaries (as applicable) to agree or formally commit to do any of the foregoing;

provided, however, that for purposes of this Section 6.1, ATN’s obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of ATN or any of its Subsidiaries with respect to such non-wholly owned Subsidiaries.

Section 6.2    Conduct of Parent Business.  Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the ATN Special Committee, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the Disclosure Schedules, (iii) for transactions between or among Parent and its wholly-owned Section 6.2 Subsidiaries, (iv) as set forth in Section 6.2 of the Parent Disclosure Schedule or (v) as may be required under applicable Law:

(a)           the respective businesses of Parent and its Section 6.2 Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b)           except (i) as set forth on Section 6.2 of the Parent Disclosure Schedule, (ii) for normal operating expenses incurred in the ordinary course of business consistent with past practice of not more than $1 million per month or $9 million in the aggregate, (iii) for costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby or (iv) as permitted by any other provision of this Section 6.2, Parent shall not make any expenditures;

(c)           except as set forth on Section 6.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Section 6.2 Subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

(d)           except as set forth on Section 6.2 of the Parent Disclosure Schedule, Parent shall not make any capital contribution, acquire any securities of any of its Subsidiaries for cash or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances, other than intercompany payables owed to Parent relating to services rendered or benefits provided by Parent for a Subsidiary in the ordinary course consistent with past practice;

(e)           Parent shall not, and shall not permit its Section 6.2 Subsidiaries to, adopt or propose to adopt any amendments to its charter documents;

(f)           Parent shall not issue (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan or other contractual obligation), split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(g)           Parent shall not, and shall not permit any of its Section 6.2 Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(h)           Parent shall not, and shall not permit any of its Section 6.2 Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (i) below), except in accordance with changes in GAAP as concurred to by Parent’s independent auditors;

(i)           Parent shall not, and shall not permit any of its Section 6.2 Subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling; and

(j)           Parent shall not, and shall not permit its Section 6.2 Subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing;

provided, however, that for purposes of this Section 6.2, Parent’s obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of Parent or any of its Subsidiaries with respect to such non-wholly owned Subsidiaries.  “Section 6.2 Subsidiaries” means the Subsidiaries of Parent other than Atlas Pipeline Holdings GP, LLC, Atlas Pipeline Holdings, L.P., Atlas Pipeline Partners GP, LLC, Atlas Pipeline Partners, L.P. or any of their respective Subsidiaries.

ARTICLE VII

COVENANTS

ATN hereby covenants to and agrees with Parent, and Parent hereby covenants to and agrees with ATN, that:

Section 7.1     Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of ATN and Parent shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger as soon as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, including (a) obtaining Consent in respect of the ATN Credit Agreement, (b) taking such actions as set forth in Section 7.7, (c) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.    Each of ATN and Parent shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.  In complying with the foregoing, none of ATN, Parent or any of their respective Subsidiaries shall be required to take measures that would have an ATN Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 7.2     Equityholder Approvals.

(a)           Subject to the terms and conditions of this Agreement, ATN shall take, in accordance with applicable Law and the Operating Agreement, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of members of ATN to consider and vote upon the adoption of this Agreement, the approval of the Merger and any other matters required to be approved by the holders of Class A Units and the holders of ATN Common Units for consummation of the Merger (including any adjournment or postponement, the “ATN Meeting”) promptly after the date that the Registration Statement is declared effective by the SEC.  Subject to the last sentence of this Section 7.2(a), the ATN Board and the ATN Special Committee shall recommend adoption of this Agreement and approval of the transactions contemplated hereunder, including the Merger, to its holders of Class A Units and holders of ATN Common Units (the “ATN Recommendation”), and each of Parent and ATN shall take all reasonable lawful action to solicit such approval by ATN Unitholders.  Notwithstanding the foregoing, at any time prior to obtaining ATN Unitholder Approval, the ATN Board or the ATN Special Committee may withdraw, modify or qualify in any manner adverse to Parent the ATN Recommendation (any such action being referred to as an “ATN Change in Recommendation”) if they have concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors, that the failure to make an ATN Change in Recommendation would be inconsistent with its applicable fiduciary duties.

(b)           Subject to the terms and conditions of this Agreement, Parent shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of the holders of the Parent Common Stock to consider and vote upon the approval of the Stock Issuance and the adoption of the Charter Amendment and any other matters required to be approved or adopted by them for consummation of the Merger (including any adjournment or postponement, the “Parent Meeting”; and each of the ATN Meeting and Parent Meeting, a “Meeting”), promptly after the date that the Registration Statement is declared effective by the SEC.  Subject to the last sentence of this Section 7.2(b), the Parent Board shall recommend approval of the Stock Issuance and the Charter Amendment to the holders of Parent Common Stock (the “Parent Recommendation”).  Notwithstanding the foregoing, at any time prior to obtaining Parent Stockholder Approval, the Parent Board may withdraw, modify or qualify in any manner adverse to ATN the Parent Recommendation (any such action being referred to as a “Parent Change in Recommendation”) if the Parent Board has concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(c)           Nothing contained in this Agreement shall prevent ATN or the ATN Board or Parent or the Parent Board from taking and disclosing to its equityholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to equityholders) or from making any legally required disclosure to its equityholders, it being understood that any “stop-look-and-listen” communication by ATN, the ATN Board, Parent or the Parent Board to its equityholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the unitholders of ATN) shall not be considered an ATN Change in Recommendation or Parent Change in Recommendation, as the case may be.

(d)           The obligation of ATN to call, hold and convene the ATN Meeting shall not be affected by an ATN Change in Recommendation, and the obligation of Parent to call, hold and convene the Parent Meeting shall not be affected by a Parent Change in Recommendation.

(e)           So long as the ATN Recommendation remains unchanged at the time of the Parent Meeting, Parent and Atlas Energy Management shall vote all of their ATN Common Units and Class A Units to approve the Merger, adopt this Agreement and approve any other matters required to be approved by holders of Class A Units and the holders of ATN Common Units for consummation of the Merger; provided, however, that Parent and Atlas Energy Management may, but shall not be required, to vote their ATN Common Units and Class A Units in such manner if there is an ATN Change in Recommendation.

Section 7.3     Registration Statement.

(a)           As promptly as is reasonably practicable following the date of this Agreement, Parent and ATN shall cooperate in preparing, and prepare, (i) a joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) in order to seek the Parent Stockholder Approval and the ATN Unitholder Approval and (ii) a registration statement on Form S-4, which Parent shall file with the SEC (together with all amendments thereto, the “Registration Statement”), and in which the Joint Proxy Statement will be included as a prospectus.  The Registration Statement and the Joint Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.  Each of Parent and ATN also agrees to use reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of Parent and ATN will use its reasonable best efforts to have the Registration Statement become effective and the Joint Proxy Statement cleared by the SEC as promptly as is practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger, and each of Parent and ATN shall use its respective reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of Parent Common Stock and the holders of ATN Common Stock as promptly as practicable after the Registration Statement shall have become effective and the Joint Proxy Statement shall have been cleared by the SEC.  No filing of the Registration Statement will be made by Parent, and no filing of or amendment or supplement to the Joint Proxy Statement will made by Parent or ATN, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b)           Each of ATN and Parent agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take in conjunction with the other party the necessary actions to correct such information in an amendment or supplement to the Registration Statement.  No amendment or supplement to, the Registration Statement will be made by Parent, and no filing of or amendment or supplement to the Joint Proxy Statement will made by Parent or ATN, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c)           Parent will advise ATN, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)           Each of Parent and ATN will use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to its stockholders and members, respectively, as soon as practicable after the effective date of the Registration Statement.

Section 7.4     Press Releases.  Each of ATN and Parent will not, without the prior approval of the ATN Special Committee in the case of ATN and the Parent Board in the case of Parent, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NASDAQ or the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 7.5     Access; Information.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities Law (other than reports or documents that ATN or Parent or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.  Neither ATN nor Parent nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)           Parent will not use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold all information and documents obtained pursuant to this paragraph in confidence.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 7.6    Common Stock Listed.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed, as of the Closing, on NASDAQ, subject to official notice of issuance.

Section 7.7     Third Party Approvals.

(a)           Parent and ATN and their respective Subsidiaries, shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and the expiration or termination of any waiting period under the HSR Act necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.  Without limiting the foregoing, each of Parent and ATN and their respective Subsidiaries agrees to file an appropriate notification under the HSR Act with respect to the Merger within ten (10) Business Days of the date of this Agreement.

(b)           With regards to the ATN Credit Agreement, “Consent” shall mean approval in a manner consistent with the terms and conditions set forth in Schedule 7.7(b).

(c)           Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals, clearances and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.  To the extent practicable and in each case subject to applicable Laws relating to the exchange of information, Parent and ATN agree to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions, (iv)  permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Merger, and (v) not to participate in any meeting or discussion related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.  In exercising the foregoing rights, each of the parties hereto agrees to act reasonably and promptly.

(d)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

Section 7.8     Indemnification; Directors’ and Officers’ Insurance.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Operating Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of ATN’s Subsidiaries, from and after the Effective Time, Parent and ATN, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of ATN or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security).  The indemnification and advancement obligations of Parent and ATN pursuant to this Section 7.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of ATN or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.8(a): (x) the term “Claim” shall mean any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of ATN, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” shall mean reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.8(a), including any Claim relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent nor ATN shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, ATN, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of ATN or any of its Subsidiaries as provided in the Operating Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of ATN’s Subsidiaries) and indemnification agreements of ATN or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           For a period of six (6) years from the Effective Time, the limited liability company operating agreement or similar governing document of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Operating Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           Parent shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by ATN and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of ATN than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by ATN prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e)           The provisions of Section 7.8(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 7.8 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 7.8(d) for an aggregate period of not less than six (6) years with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f)           If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 7.8.

(g)           Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.8.

(h)           This Section 7.8 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns.

Section 7.9     Comfort Letters.

(a)           ATN shall use all commercially reasonable efforts to cause to be delivered to Parent a “comfort” letter of Grant Thornton LLP, ATN’s independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Parent Board and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b)           Parent shall use all commercially reasonable efforts to cause to be delivered to ATN a “comfort” letter of Grant Thornton LLP, Parent’s independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the ATN Special Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 7.10   Rule 16b-3.  Prior to the Effective Time, ATN shall take all such actions as may be reasonably requested by any party hereto to cause dispositions of ATN equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of ATN to be exempt under Rule 16b-3 promulgated under the Exchange Act, including actions in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 7.11   Board Membership.  Prior to the mailing of the Joint Proxy Statement, ATN shall designate in its sole discretion four (4) members from among the current members of the ATN Board, all of whom must be independent within the meaning ascribed thereto by NASDAQ (the “ATN Director Designees”) to serve as members of the Parent Board following the Effective Time.  Subject to the foregoing, the parties shall take such action as is necessary to cause the ATN Director Designees to be appointed to the Parent Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.

Section 7.12   Name Change.  At the Effective Time, Parent shall cause its name to be changed to “Atlas Energy, Inc.” or such other name as mutually agreed by Parent and ATN.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction (or, in the case of Sections 8.3, 8.4 or 8.5, waiver by both Parent and ATN; or, in the case of Sections 8.6 or 8.9, waiver by ATN; or, in the case of Sections 8.7 or 8.10, waiver by Parent) at or prior to the Closing of each of the following:

Section 8.1     Parent Stockholder Approval.  (a) The Stock Issuance shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock voted at the Parent Meeting and (b) the Charter Amendment shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon at the Parent Meeting (clauses (a) and (b), collectively, the “Parent Stockholder Approval”), and

Section 8.2     ATN Equityholder Approval.  The Merger and this Agreement and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of (a) a Class A Unit Majority (as defined in the Operating Agreement) and (b) an ATN Common Unit Majority (as defined in the Operating Agreement) (clauses (a) and (b), collectively, the “ATN Unitholder Approval”).

Section 8.3     Amendment of the ATN Credit Agreement.  The parties shall have obtained Consent under the ATN Credit Agreement.

Section 8.4     Governmental Approvals.  Any waiting period (including any extended waiting period arising as a result of a request for additional information and documentary material by the Federal Trade Commission or the U.S. Department of Justice) under the HSR Act shall have expired or been terminated.  All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in an ATN Material Adverse Effect or Parent Material Adverse Effect.

Section 8.5     No Injunction. (a) No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and (b) no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Parent or ATN with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 7.1.

Section 8.6     Representations, Warranties and Covenants of Parent and Merger Sub.  In the case of ATN’s obligation to consummate the Merger, unless waived, in whole or in part, by ATN:

(a)           (i) the representations and warranties contained in Section 5.14 of this Agreement shall be true and correct as of the date specified therein in all material respects, (ii) the representations and warranties contained in Section 5.3(a) of this Agreement shall be true and correct in all material respects; and (iii) each of the other representations and warranties contained herein of Parent and Merger Sub shall be true and correct, in each case in the cases of clauses (ii) and (iii), as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except, in the case of clause (iii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)           each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c)           ATN shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect set forth in Section 8.5(a) and Section 8.5(b).

Section 8.7     Representations, Warranties and Covenants of ATN.  In the case of Parent’s and Merger Sub’s obligations to consummate the Merger:

(a)           (i) the representations and warranties contained in Section 4.3(a) of this Agreement shall be true and correct in all material respects; and (ii) each of the other representations and warranties contained herein of ATN shall be true and correct, in each case in the cases of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except, in the case of clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a ATN Material Adverse Effect) would not, individually or in the aggregate, have a ATN Material Adverse Effect;

(b)           each and all of the agreements and covenants of ATN to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c)           Parent shall have received a certificate signed by an executive officer of ATN, dated the Closing Date, to the effect set forth in Section 8.6(a) and Section 8.6(b).

Section 8.8     Effective Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

Section 8.9     Amendment of Parent Certificate of Incorporation; NASDAQ Listing.  In the case of ATN’s obligation to consummate the Merger, (a) Parent shall have amended its certificate of incorporation to authorize the issuance of additional shares of Parent Common Stock as necessary for the Stock Issuance and (b) the shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.10   Resignation of the ATN Board.  In the case of Parent’s obligation to consummate the Merger, ATN shall have received resignations for all of the directors on the ATN Board.

ARTICLE IX

TERMINATION

Section 9.1     Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the ATN Unitholder Approval or Parent Stockholder approval:

(a)           By the mutual consent of Parent and ATN in a written instrument;

(b)           By either ATN or Parent upon written notice to the other, if:

(i)           the Merger has not been consummated on or before February 28, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement or other breach of this Agreement has been a cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii)          any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party has complied with its obligations hereunder);

(iii)         ATN fails to obtain the ATN Unitholder Approval at the ATN Meeting;

(iv)         there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Parent and Merger Sub as one party for the purposes of this Section 9.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(iv) unless (x) the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 8.5 (in the case of a breach of representation or warranty by Parent or Merger Sub) or Section 8.6 (in the case of a breach of representation or warranty by ATN), and (y) such terminating party is not in material breach of this Agreement;

(v)          if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(v) unless (x) the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 8.5 (in the case of a breach of covenants or agreements by Parent or Merger Sub) or Section 8.6.  (in the case of a breach of covenants or agreements by ATN), and (y) such terminating party is not in material breach of this Agreement; or

(vi)         Parent fails to obtain the Parent Stockholder Approval at the Parent Meeting;

(c)           By ATN (with the prior approval of the ATN Special Committee), upon written notice to Parent, in the event that a Parent Change in Recommendation has occurred; or

(d)           By Parent, upon written notice to ATN, in the event that an ATN Change in Recommendation has occurred.

Section 9.2     Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 9.2, this Agreement (other than Article X) shall forthwith become null and void after the expiration of any applicable period following such notice.  In the event of such termination, there shall be no liability on the part of Parent, Merger Sub or ATN; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1   Fees and Expenses.

(a)           Whether or not the Merger is consummated, except as set forth in Section 10.1(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

(b)           (i) If the Merger is consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer Taxes imposed on Parent, Merger Sub or the Surviving Entity in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be shared equally by Parent and ATN and (iii) filing fees payable pursuant to the HSR Act, regulatory Laws and other filing fees incurred in connection with this Agreement shall be shared equally by Parent and ATN.

(c)           This Section 10.1 shall survive any termination of this Agreement.

Section 10.2   Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the ATN Special Committee in the case of ATN and by the Parent and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the ATN Unitholder Approval, by an agreement in writing between the parties hereto approved by the ATN Special Committee in the case of ATN and by the Parent and executed in the same manner as this Agreement; provided, however, that after the ATN Unitholder Approval, no amendment shall be made that requires further ATN Unitholder Approval without such further approval.

Section 10.3   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 10.4  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of Law principles thereof (except to the extent that mandatory provisions of federal or Delaware Law govern).

Section 10.5   Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Parent, to:

Atlas America, Inc.
Attn: General Counsel
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA
Fax: (215) 761-0457

With copies to:

Wachtell, Lipton, Rosen & Katz
Attn: Mark Gordon
David K. Lam
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000

If to ATN, to:

Atlas Energy Resources, LLC
Attn: General Counsel
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA
Fax: (215) 761-0457

With copies to:

Chairman of the ATN Special Committee
Ellen F. Warren
OutSource Communications
1003 Wellington Road
Jenkintown, PA  19046
Fax: (215) 886-6926

K&L Gates LLP
Attn: Michael C. McLean
H. W. Oliver Building
535 Smithfield Street
Pittsburgh, PA  15222
Fax: (412) 355-6501

Jones Day
Attn: Jeff Schlegel
717 Texas
Suite 3300
Houston, Texas 77002
Fax: (832) 239-3600

Section 10.6   Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  Except as contemplated by Section 7.8, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.7   Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 10.8   Headings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 10.9   Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.6 shall be deemed effective service of process on such party.

Section 10.10 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12 Scope of Representations and Warranties.

(a)           Except as and to the extent expressly set forth in this Agreement, ATN makes no, and disclaims any, representations or warranties whatsoever, whether express or implied.  ATN disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative of ATN or any other person or contained in the files or records of ATN), wherever and however made.

(b)           Except as and to the extent expressly set forth in this Agreement Parent does not make and disclaims, any representations or warranties whatsoever, whether express or implied.  Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to ATN, its Affiliates or any member, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of ATN or its Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative Parent or any other person), wherever and however made.

(c)           Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.

Section 10.13 Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.2, 3.6, 7.8 and Article X shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 7.5(b), 9.2, and Article X shall survive such termination.

Section 10.14 Confidentiality.  Except for disclosures (i) approved by (A) with respect to any disclosure by Parent or any of its Subsidiaries, ATN, or (B) with respect to any disclosure by ATN or any of its Subsidiaries, Parent, or (B) as otherwise contemplated by this Agreement (including Section 7.2(c)) or required by applicable Law, none of the parties to this Agreement shall, and shall cause their Affiliates and representatives not to, publicly disclose any confidential information or materials of the other party whether relating to the transactions contemplated by this Agreement or otherwise.  Notwithstanding the foregoing, this Section 10.14 shall not prohibit a Person from making any disclosure which, in the reasonable opinion of such Person’s outside legal counsel, is required to avoid a violation of applicable Law by such Person, in which event the Person required to make such disclosure shall do so only to the limited extent necessary to comply with such Law and shall give advance notice thereof to the other Parties and an opportunity to comment on any such disclosure and oppose the need therefor.

Section 10.15 Interpretation.

(a)           When a reference is made in this Agreement to Articles, Sections, Exhibits, Annexes or Schedules, such reference shall be to an Article or Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.  The inclusion of any information in either the ATN Disclosure Schedule or the Parent Disclosure Schedule to this Agreement (as the case may be) shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to ATN or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be.  The disclosure of information in the ATN Disclosure Schedule or the Parent Disclosure Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the ATN Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATLAS ENERGY RESOURCES, LLC

By:	/s/ Richard D. Weber

Name:	Richard D. Weber

Title:	President and Chief Operating Officer

ATLAS AMERICA, INC.

By:	/s/ Edward E. Cohen

Name:	Edward E. Cohen

Title:	Chief Executive Officer and President

ATLAS ENERGY MANAGEMENT, INC.

By:	/s/ Edward E. Cohen

Name:	Edward E. Cohen

Title:	Chief Executive Officer and President

Schedule 7.7(b)

With regards to the ATN Credit Agreement, “Consent” shall mean approval by lenders representing greater than 50% of the outstanding Loans (as defined in the ATN Credit Agreement) of the Merger and this Agreement and the other transactions contemplated hereby under the ATN Credit Agreement, with continued availability of credit thereunder to ATN on substantially the same terms as now exist, and no redetermination of the borrowing base except in accordance with existing terms of the ATN Credit Agreement and subject only to customary fees.